CONSENT OF INDEPENDENT AUDITORS



The Trustees and Shareholders
Evergreen Variable Annuity Trust

         We consent to the use of our report dated January 30, 1998 for Evergreen VA Fund, Evergreen VA Growth and Income Fund, Evergreen VA Foundation Fund, Evergreen VA Global Leaders Fund, Evergreen VA Strategic Income Fund and Evergreen VA Aggressive Growth Fund incorporated by reference herein, to the use of our report dated March 20, 1998 included herein, and to the references to our firm under the captions "Financial Highlights" and "General Information" in the prospectus and "Independent Accountants" in the statement of additional information.


                                             /s/ KPMG Peat Marwick LLP

                                             KPMG Peat Marwick LLP

Boston, Massachusetts
April 28, 1998